Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	October 29, 2004

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $82.5 million ($8.57 per share) for its third quarter ended September 26, 2004, up from net income of $19.9 million ($2.06 per share) for the third quarter of last year.

In the third quarter of 2003, there was a partial buyout of the Kaplan stock compensation plan and total Kaplan stock compensation expense was $74.6 million. This year’s quarter three stock compensation expense was $5.1 million.

Revenue for the third quarter of 2004 was $820.0 million, up 16% from $706.1 million in 2003. The increase in revenue is due to strong revenue growth at all of the Company’s divisions, particularly the education and television broadcasting divisions.

Operating income was up for the third quarter of 2004 to $140.3 million, from $40.1 million in 2003. The increase is attributable to improved operating results at each of the Company’s divisions, as well as the decline in the charge for stock compensation expense at the Kaplan education division noted above.

For the first nine months of 2004, net income totaled $226.8 million ($23.54 per share), compared with net income of $153.6 million ($15.97 per share) for the same period of 2003. Results for the first nine months of 2004 included $22.9 million in stock compensation expense at the education division, versus $104.6 million for the first nine months of 2003.

Results for the first nine months of 2003 included an after-tax non-operating gain from the sale of the Company’s 50 percent interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share) and an early retirement program charge at The Washington Post newspaper (after-tax impact of $1.3 million, or $0.14 per share).

Revenue for the first nine months of 2004 was $2,397.4 million, up 17% over revenue of $2,053.5 million for the first nine months of 2003. The increase in revenue is due mostly to significant revenue growth at the Company’s education and television broadcasting divisions, along with strong revenue growth at the Company’s other divisions. Operating income increased to $391.2 million, from $226.1 million in 2003.

Consistent with the Company’s third quarter results, the Company’s year-to-date results benefited from the decline in Kaplan stock compensation expense as discussed above. Also consistent with the Company’s results for the third quarter of 2004, the Company’s year-to-date results benefited from improved operating results at each of its operating divisions, particularly at the education and television broadcasting divisions.

Excluding charges related to early retirement programs, the Company’s operating income for the third quarter and first nine months of 2004 includes $10.9 million and $31.0 million of net pension credits, respectively, compared to $14.1 million and $41.0 million for the same periods of 2003. At December 28, 2003, the Company reduced its assumption on the discount rate from 6.75% to 6.25%. Overall, the pension credit for 2004 is expected to be down by approximately $13 million compared to 2003, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $224.9 million for the third quarter of 2004, an increase of 6% from $211.4 million in the third quarter of 2003; division revenue increased 6% to $677.7 million for the first nine months of 2004, from $638.6 million for the first nine months of 2003. Division operating income for the third quarter increased 23% to $30.0 million, from $24.3 million in the third quarter of 2003; operating income increased 21% to $99.6 million for the first nine months of 2004, compared to $82.7 million for the first nine months of 2003. Third quarter operating results in 2004 reflect higher print and online advertising revenue, payroll savings from early retirement programs implemented at The Post in 2003, an 11% increase in newsprint expense at The Post, and a $2.1 million reduction in the net pension credit. The increase in operating income for the first nine months of 2004 is due to increased advertising revenue, cost control initiatives employed throughout the division, and a $2.2 million pre-tax early retirement program charge at The Washington Post newspaper in the second quarter of 2003, offset by an 8% increase in newsprint expense at The Post and an $8.5 million reduction in the net pension credit, excluding charges related to early retirement programs.

Print advertising revenue at The Washington Post newspaper in the third quarter increased 4% to $140.9 million, from $135.7 million in 2003, and increased 4% to $433.1 million for the first nine months of 2004, from $416.4 million for the first nine months of 2003. The increase in print advertising revenue for the third quarter of 2004 is primarily due to increases in classified recruitment and several special sections. Classified recruitment advertising revenue was up 23% to $20.1 million in the third quarter of 2004, a $3.7 million increase compared to the third quarter of 2003. The increase in print advertising revenue for the first nine months of 2004 is primarily due to increases in classified recruitment, general and preprints. Classified recruitment advertising revenue was up 21% to $58.7 million, a $10.2 million increase compared to the first nine months of 2003.

For the first nine months of 2004, Post daily and Sunday circulation declined 3.3% and 2.3%, respectively, compared to the same period of the prior year. For the nine months ended September 26, 2004, average daily circulation at The Post totaled 709,500 and average Sunday circulation totaled 1,014,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 33% to $15.9 million for the third quarter of 2004, from $12.0 million in the third quarter of 2003; online revenues increased 37% to $44.7 million for the first nine months of 2004, from $32.6 million in the first nine months of 2003. Local and national online advertising revenues grew 55% and 59% for the third quarter and first nine months of 2004, respectively. Online classified advertising revenue on washingtonpost.com increased 27% in the third quarter of 2004 and 36% for the first nine months of 2004.

Television Broadcasting

Revenue for the television broadcasting division increased 22% in the third quarter of 2004 to $91.4 million, from $74.6 million in 2003, due primarily to $9.6 million in political advertising and $8.0 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates. Offsetting these increases, the Company’s advertising revenues at its three television stations in Florida were adversely affected as a result of three hurricanes that hit Florida in the third quarter of 2004. For the first nine months of 2004, revenue increased 14% to $257.9 million, from $227.2 million in 2003. 2004 results include $16.8 million in political advertising and $8.0 million in incremental Olympics-related advertising, while 2003 results were negatively impacted by several days of commercial-free coverage in connection with the Iraq war in March 2003.

Operating income for the third quarter and first nine months of 2004 increased 36% and 22%, respectively, to $43.4 million and $118.3 million, respectively, from $31.9 million and $97.2 million for the third quarter and first nine months of 2003, respectively. The operating income increases are primarily related to the revenue growth discussed above, offset by approximately $0.9 million in expenses incurred in connection with the Florida hurricanes.

Magazine Publishing

Revenue for the magazine publishing division totaled $85.2 million for the third quarter of 2004, a 7% increase from $80.0 million for the third quarter of 2003; division revenue totaled $260.8 million for the first nine months of 2004, a 5% increase from $249.4 million for the first nine months of 2003. The revenue increase in the third quarter is due primarily to a 13% rise in advertising revenue, largely driven by increased ad pages at both the domestic and international editions of Newsweek, and one additional issue of the international division, offset by a 1% decrease in circulation revenue. The increase in revenues for the first nine months of 2004 is primarily due to an 11% increase in advertising revenue, largely from increased ad pages at the domestic and international editions of Newsweek, as well as lower travel-related advertising revenues at the Pacific edition of Newsweek in 2003 due to the SARS outbreak, offset by a 4% decrease in circulation revenue.

Operating income totaled $11.4 million for the third quarter of 2004, an 11% increase from $10.3 million in the third quarter of 2003. The increase in operating income is primarily due to the increase in Newsweek advertising revenue and a reduction in subscription acquisition, advertising and circulation expenses at the international editions of Newsweek, offset by increases in subscription acquisition, editorial and general operating expenses at the domestic edition of Newsweek. Operating income totaled $35.9 million for the first nine months of 2004, up 52% from $23.6 million for the first nine months of 2003. The year-to-date improvement in operating results is primarily attributable to increased advertising revenue, continued cost controls at Newsweek’s international editions, and improved results at the Company’s trade magazines.

Cable Television

Cable division revenue of $124.9 million for the third quarter of 2004 represents an 8% increase over 2003 third quarter revenue of $115.3 million; for the first nine months of 2004, revenue increased 9% to $372.3 million, from $340.3 million in 2003. The 2004 revenue increase is due to continued growth in the division’s cable modem and digital service revenues and a $2 monthly rate increase for basic cable service, effective March 1, 2004, at most of the cable division’s systems.

Cable division operating income for the third quarter of 2004 increased 9% to $24.5 million, from $22.5 million for the third quarter of 2003; for the first nine months of 2004, operating income increased 12% to $72.4 million, from $64.5 million for the first nine months of 2003. These increases in operating income are due mostly to the division’s significant revenue growth, offset by higher depreciation and programming expenses, along with increases in internet and employee benefit costs.

The increase in depreciation expense is due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. At September 30, 2004, the cable division had approximately 220,500 digital cable subscribers, down slightly from 222,900 at December 31, 2003, but up from 212,700 at the end of September 2003. This represents a 31% penetration of the subscriber base. At September 30, 2004, the cable division had 165,600 CableONE.net service subscribers, compared to 121,700 at the end of September 2003. Both digital and cable modem services are now offered in virtually all of the cable division’s markets.

At September 30, 2004, the cable division had 712,800 basic subscribers, compared to 716,700 at the end of September 2003. The decrease is due to small losses associated with the basic rate increase discussed above.

At September 30, 2004, Revenue Generating Units (RGUs), as defined by the NCTA Standard Reporting Categories, totaled 1,098,900, compared to 1,051,100 as of September 30, 2003. The increase is due to an increase in the number of digital cable and high speed data customers.

Education

Education division revenue totaled $293.6 million for the third quarter of 2004, a 31% increase over revenue of $224.7 million for the same period of 2003. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 24% for the third quarter of 2004. Kaplan reported operating income for the third quarter of 2004 of $38.0 million, compared to an operating loss for the third quarter of 2003 of $43.1 million; a significant portion of the improvement is due to a $69.5 million decrease in Kaplan stock compensation expense as discussed previously.

For the first nine months of 2004, education division revenue totaled $828.6 million, a 39% increase over revenue of $598.0 million for the same period of 2003. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 25% for the first nine months of 2004. Kaplan reported operating income of $88.1 million for the first nine months of 2004, compared to an operating loss of $23.6 million for the first nine months of 2003; a significant portion of the improvement is due to an $81.7 million decrease in Kaplan stock compensation expense as discussed previously.

A summary of operating results for the third quarter and the first nine months of 2004 compared to 2003 is as follows:

	Third Quarter			YTD
(In thousands)	2004	2003	% Change	2004	2003	% Change
Revenue
Supplemental education	$151,093	$128,981	17	$430,103	$342,871	25
Higher education	142,528	95,682	49	398,485	255,130	56

	$293,621	$224,663	31	$828,588	$598,001	39

Operating income (loss)
Supplemental education	$32,894	$26,434	24	$78,588	$66,629	18
Higher education	20,162	13,448	50	63,677	37,469	70
Kaplan corporate overhead	(8,937)	(8,025)	(11)	(24,127)	(22,358)	(8)
Other*	(6,144)	(74,941)	92	(30,083)	(105,370)	71

	$37,975	$(43,084)	—	$88,055	$(23,630)	—

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Part of the increase in supplemental education revenue and operating income for the first nine months of 2004 is from Financial Training Company (FTC), which was acquired in March 2003. Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. The improvement in supplemental education results for 2004 is also due to strong enrollment growth at Kaplan’s traditional test preparation business (particularly the SAT/PSAT and MCAT) and the professional real estate courses. Score! also contributed to the improved revenue and operating results due to higher rates and 11 new centers compared to 2003.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth, due to student enrollment increases and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the third quarter of 2004 and 2003, the Company recorded expense of $5.1 million and $74.6 million, respectively, and $22.9 million and $104.6 million for the first nine months of 2004 and 2003, respectively, related to this plan. The stock compensation expense for the first nine months of 2003 included the impact of the third quarter 2003 buyout offer for approximately 55% of the stock options outstanding at Kaplan. The stock compensation expense in 2004 is based on the remaining Kaplan stock options held by a small number of Kaplan executives after the 2003 buyout.

Corporate Office

The corporate office operating expenses increased in the third quarter of 2004 to $7.0 million, from $5.8 million in the third quarter of 2003; for the first nine months of 2004, expenses increased to $23.1 million, from $18.2 million for the first nine months of 2003. The increase in expenses is associated with several company-wide technology projects and compliance costs in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for the third quarter of 2004 was $0.5 million, compared to losses of $1.1 million for the third quarter of 2003. For the first nine months of 2004, the Company’s equity in losses of affiliates totaled $1.5 million, compared to losses of $9.3 million for the same period of 2003. The Company’s affiliate investments consist of a 49 percent interest in BrassRing LLC and a 49 percent interest in Bowater Mersey Paper Company Limited. The reduction in affiliate losses for 2004 is attributable to improved operating results at both BrassRing and Bowater.

On January 1, 2003, the Company sold its 50 percent interest in the International Herald Tribune for $65 million and the Company recorded an after-tax non-operating gain of $32.3 million in the first quarter of 2003.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $0.9 million for the third quarter of 2004, compared to $1.6 million of other non-operating income, net, in the third quarter of 2003. The Company recorded other non-operating income, net, of $1.5 million for the first nine months of 2004, compared to other non-operating income, net, of $52.0 million for the same period of the prior year. The 2003 non-operating income, net, is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50 percent interest in the International Herald Tribune.

Net Interest Expense

The Company incurred net interest expense of $6.5 million and $19.4 million for the third quarter and first nine months of 2004, respectively, compared to $6.8 million and $20.2 million, respectively, for the same periods of 2003. At September 26, 2004, the Company had $499.2 million in borrowings outstanding at an average interest rate of 5.0%.

Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2004 was 39.0%, compared to 41.0% and 38.2%, respectively, for the same periods of 2003. The 2003 year-to-date effective tax rate benefited from the 35.1% effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune.

Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2004 was based on 9,598,000 and 9,591,000 weighted average shares outstanding, respectively, compared to 9,556,000 and 9,554,000, respectively, for the third quarter and first nine months of 2003. The Company made no significant repurchases of its stock during the first nine months of 2004.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2004	2003
Operating revenues	$820,032	$706,079	16
Operating expenses	(633,382)	(623,163)	2
Depreciation	(45,020)	(42,420)	6
Amortization	(1,332)	(398)	235

Operating income	140,298	40,098	250
Equity in earnings (losses) of affiliates, net	539	(1,116)	—
Interest income	351	189	86
Interest expense	(6,874)	(7,037)	(2)
Other income, net	858	1,565	(45)

Income before income taxes	135,172	33,699	301
Provision for income taxes	(52,700)	(13,800)	282

Net income	82,472	19,899	314
Redeemable preferred stock dividends	(245)	(252)	(3)

Net income available for common stock	$82,227	$19,647	319

Basic earnings per share	$8.59	$2.06	317

Diluted earnings per share	$8.57	$2.06	316

Basic average shares outstanding	9,568,000	9,532,000
Diluted average shares outstanding	9,598,000	9,556,000

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2004	2003
Operating revenues	$2,397,392	$2,053,459	17
Operating expenses	(1,864,936)	(1,697,434)	10
Depreciation	(133,648)	(129,027)	4
Amortization	(7,593)	(910)	—

Operating income	391,215	226,088	73
Equity in losses of affiliates, net	(1,530)	(9,282)	(84)
Interest income	1,153	762	51
Interest expense	(20,565)	(20,932)	(2)
Other income, net	1,529	51,973	—

Income before income taxes	371,802	248,609	50
Provision for income taxes	(145,000)	(95,000)	53

Net income	226,802	153,609	48
Redeemable preferred stock dividends	(992)	(1,027)	(3)

Net income available for common stock	$225,810	$152,582	48

Basic earnings per share	$23.62	$16.01	48

Diluted earnings per share	$23.54	$15.97	47

Basic average shares outstanding	9,560,000	9,528,000
Diluted average shares outstanding	9,591,000	9,554,000

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2004	2003		2004	2003
Operating Revenues:
Newspaper publishing	$224,930	$211,434	6	$677,734	$638,616	6
Television broadcasting	91,367	74,629	22	257,927	227,206	14
Magazine publishing	85,227	80,007	7	260,816	249,370	5
Cable television	124,887	115,346	8	372,327	340,266	9
Education	293,621	224,663	31	828,588	598,001	39

	$820,032	$706,079	16	$2,397,392	$2,053,459	17

Operating Expenses:
Newspaper publishing	$194,951	$187,153	4	$578,088	$555,947	4
Television broadcasting	48,012	42,713	12	139,591	129,957	7
Magazine publishing	73,790	69,673	6	224,925	225,795	0
Cable television	100,344	92,886	8	299,945	275,796	9
Education	255,646	267,747	(5)	740,533	621,631	19
Corporate office	6,991	5,809	20	23,095	18,245	27

	$679,734	$665,981	2	$2,006,177	$1,827,371	10

Operating Income:
Newspaper publishing	$29,979	$24,281	23	$99,646	$82,669	21
Television broadcasting	43,355	31,916	36	118,336	97,249	22
Magazine publishing	11,437	10,334	11	35,891	23,575	52
Cable television	24,543	22,460	9	72,382	64,470	12
Education	37,975	(43,084)	—	88,055	(23,630)	—
Corporate office	(6,991)	(5,809)	(20)	(23,095)	(18,245)	(27)

	$140,298	$40,098	250	$391,215	$226,088	73

Depreciation:
Newspaper publishing	$9,002	$10,175	(12)	$28,023	$31,923	(12)
Television broadcasting	2,770	2,856	(3)	8,321	8,376	(1)
Magazine publishing	806	925	(13)	2,484	2,806	(11)
Cable television	24,916	22,463	11	74,093	68,140	9
Education	7,526	6,001	25	20,727	17,782	17

	$45,020	$42,420	6	$133,648	$129,027	4

Amortization:
Newspaper publishing	$6	$3	100	$14	$11	27
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	332	38	774	405	113	258
Education	994	357	178	7,174	786	813

	$1,332	$398	235	$7,593	$910	734